UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2010
SONIC AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109	28212
Charlotte, North Carolina
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 566-2400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 26, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (“Sonic”) established objective criteria for the determination of performance-based cash bonuses under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the year ending December 31, 2010 for Messrs. O. Bruton Smith, B. Scott Smith, David P. Cosper, David B. Smith and Jeff Dyke (the “Executive Officers”).
     The specific annual performance goals established by the Committee are based upon the achievement of defined earnings per share levels aligned with levels of reported actual volume of industry-wide new vehicle sales volume in the United States during the 2010 calendar year and customer satisfaction performance levels. If the minimum performance level specified by the Compensation Committee for a particular performance component is not achieved, the Executive Officers will not receive any cash bonus for that performance component pursuant to the Incentive Compensation Plan. For performance between specified levels within a performance component, the Executive Officer will receive a pro rata bonus for that performance component. Under the defined earnings per share component, each Executive Officer will be eligible to receive a cash bonus ranging from 40% to a maximum of 135% of his respective annual base salary, if Sonic achieves the defined earnings per share target levels.
     Under the customer satisfaction performance component, each Executive Officer will be eligible to receive a cash bonus ranging from 5% to a maximum of 25% of his respective annual base salary, if established percentages of Sonic’s dealerships in its major brands meet or exceed customer satisfaction performance objectives, as reported by the respective manufacturers for such brands.
     In addition, the Compensation Committee approved a grant of performance-based restricted shares of Sonic’s Class A Common Stock under the Stock Incentive Plan to Mr. Cosper and Mr. Dyke for 38,500 shares and 41,250 shares, respectively. As provided in the Stock Incentive Plan, these restricted stock awards generally remain subject to forfeiture and restrictions on transferability for three years from the date of grant based on continuation of employment and compliance with the restrictive covenants contained in any agreement between Sonic and the respective officer. These awards are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined earnings per share performance for the 2010 fiscal year. These awards vest in three equal annual installments on March 31, 2011, February 26, 2012 and February 26, 2013. Messrs. Cosper and Dyke are entitled to voting rights and to receive any cash dividends declared by Sonic’s Board of Directors on the Class A Common Stock for each restricted share they hold pursuant to this grant.
     The Compensation Committee also approved grants of performance-based restricted stock units under the Stock Incentive Plan to Messrs. Bruton Smith, B. Scott Smith and David B. Smith for 60,500 units, 52,250 units and 33,275 units, respectively. As provided in the Stock Incentive Plan, these restricted stock unit awards generally remain subject to forfeiture for three years from the date of grant based on continuation of employment and violation of any restrictive covenants contained in any agreement between Sonic and the respective officer. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of Sonic’s defined earnings per share performance for the 2010 fiscal year. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock following vesting. These awards vest in three equal annual installments on March 31, 2011, February 26, 2012 and February 26, 2013. If Sonic’s Board of Directors declares cash dividends with respect to Sonic’s Class A Common Stock, Messrs. Bruton Smith, B. Scott Smith and David B. Smith will be credited cash dividend equivalents with respect to the restricted stock units held under this grant following the Compensation Committee’s certification of the satisfaction of the performance criteria. The cash dividend equivalents will be paid to Messrs. Bruton Smith, B. Scott Smith and David B. Smith in cash by March 15 of the year following the date the cash dividend equivalents are credited.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

	By:	/s/ Stephen K. Coss

Stephen K. Coss Senior Vice President and General Counsel

Dated: February 26, 2010

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